                                                                      Exhibit 99
                                                                          Page 1

GORMAN-RUPP REPORTS INCREASES IN THIRD QUARTER 2003

Mansfield, Ohio - October 17, 2003 - The Gorman-Rupp Company (AMEX:GRC) reports that third quarter sales exceeded sales during each of the eight previous quarters and increased 8.5% over those during the third quarter, 2002.

Net sales for the third quarter ended September 30, 2003 were $53,336,000 compared to $49,139,000 in 2002, an increase of $4,197,000 or 8.5%. Net income for the third quarter 2003 was $2,555,000 or $0.30 per share compared to $1,905,000 or $0.23 per share for the same quarter 2002, an increase of $650,000 or 34.1%.

Net sales for the first nine months of 2003 were $146,212,000 compared to $147,021,000 in 2002. Net income for the same period was $6,324,000 compared to $7,308,000 in 2002, equal to earnings per share of $0.74 and $0.86, respectively.

The increase in net sales was primarily attributable to timing of customer releases for shipment of product during the quarter rather than the result of a significant upturn in business. The Company's backlog, currently at $58.5 million, declined $10.0 million or 14.7% from the second quarter 2003. The lack of any significant improvement in spending in the capital sector continues to place pressure on companies selling products into these markets. The decline in orders from the power generation business continues to impact the Company compared to previous years.

The increased net income for the quarter, reflecting the positive effect of the Company's operating leverage on increased shipments and the benefit from continuing cost containment programs, was offset somewhat by increased pension cost.

Positive cash flow from operations, profitability of all the Company's subsidiaries and divisions and no bank debt continue to position the Company well for the future.

While certain indicators show that overall economic activity is starting to improve, the Company views the economic climate for industrial manufacturers serving the capital goods sector as remaining stagnant. Jeffrey S. Gorman, President and CEO, said, "Although I am pleased with the improvement in the Company's third quarter report, any sustained recovery will need to come through increased spending in the capital goods sector."

David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone  (419) 755-1477

For information contact Robert E. Kirkendall, Senior Vice President, Telephone (419) 755-1294.

The Gorman-Rupp Company is a manufacturer of pumps and related equipment for water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire and government applications.

                                                                      Exhibit 99
                                                                          Page 2

               The Gorman-Rupp Company and Subsidiaries
       Condensed Consolidated Statements of Income (unaudited)
           (in thousands of dollars, except per share data)

                                      Three Months Ended        Nine Months Ended
                                         September 30,             September 30,

                                      2003         2002         2003         2002
                                    --------     --------     --------     --------
Net sales                           $ 53,336     $ 49,139     $146,212     $147,021
Cost of products sold                 42,072       39,219      115,241      115,307
                                    --------     --------     --------     --------
Gross profit                          11,264        9,920       30,971       31,714

Selling, general &
 administrative expenses (1)           7,379        7,067       21,337       20,515
                                    --------     --------     --------     --------
Operating profit                       3,885        2,853        9,634       11,199
Other income (expense), net (1)          229          282          567          386
                                    --------     --------     --------     --------
Income before income taxes             4,114        3,135       10,201       11,585
Income taxes                           1,559        1,230        3,877        4,277
                                    --------     --------     --------     --------
Net income                          $  2,555     $  1,905     $  6,324     $  7,308
                                    ========     ========     ========     ========
Basic & diluted earnings
 per share                          $   0.30     $   0.23     $   0.74     $   0.86

(1) Prior period amounts have been reclassified to conform to current period presentation.


               The Gorman-Rupp Company and Subsidiaries
          Condensed Consolidated Balance Sheets (unaudited)
             (in thousands of dollars)

                                               September 30,   December 31,
                                                    2003           2002
                                                ----------     ----------
                  Assets

Cash & cash equivalents                         $   17,250     $   13,086
Accounts receivable                                 36,512         29,234
Inventories                                         35,538         35,587
Other current assets & deferred
  income taxes                                       6,444          5,952
                                                ----------     ----------
   Total Current Assets                             95,744         83,859

Property, plant & equipment - net                   55,312         57,757
Other assets                                         9,985         11,230
                                                ----------     ----------
   Total Assets                                 $  161,041     $  152,846
                                                ==========     ==========
Liabilities and Shareholders' Equity

Accounts payable                                $    7,145     $    6,557
Accrued liabilities & expenses                      14,731         12,257
Income taxes                                         2,627            468
                                                ----------     ----------
   Total Current Liabilities                        24,503         19,282

Long-term notes payable                                145            291
Postretirement benefits                             22,225         21,817

Shareholders' Equity                               114,168        111,456
                                                ----------     ----------
   Total Liabilities & Shareholders' Equity     $  161,041     $  152,846
                                                ==========     ==========

Shares outstanding                               8,543,553      8,540,553